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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE TO
                                 (RULE 14D-100)
           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                              CELLSTAR CORPORATION
                       (NAME OF SUBJECT COMPANY (ISSUER))


                         CELLSTAR CORPORATION (ISSUER)
                            (NAME OF FILING PERSON)


                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                        (TITLE OF CLASS OF SECURITIES)


                                   150925AC9
                                   150925AB1
                                   150925AA3
                                   U12623AA9
                     (CUSIP NUMBERS OF CLASS OF SECURITIES)


                             ELAINE FLUD RODRIGUEZ
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                              CELLSTAR CORPORATION
                             1730 BRIERCROFT COURT
                            CARROLLTON, TEXAS 75006
                                 (972) 466-5000
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
       RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)


                                    COPY TO:

                           WILLIAM R. HAYS, III, ESQ.
                             HAYNES AND BOONE, LLP
                          901 MAIN STREET, SUITE 3100
                              DALLAS, TEXAS 75202
                                 (214) 651-5000



[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  [ ]   third-party tender offer subject to Rule 14d-1.
  [X]   issuer tender offer subject to Rule 13e-4.
  [ ]   going-private transaction subject to Rule 13e-3.
  [ ]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results
of the tender offer:      [ ]